EXHIBIT 1

CONSENT OF
INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the use, in this Annual Report (Form 40-F) of Placer Dome Inc., of our report dated February 19, 2003 with respect to the Corporation’s consolidated financial statements for the three year period ended December 31, 2002.

We also consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-17334, 33-21938, 33-21942, 33-27797, 33-91180, 333-05430, 333-10278 and 333-10274) of Placer Dome Inc. of our report dated February 19, 2003, with respect to the consolidated financial statements of Placer Dome Inc. included in the Annual Report on Form 40-F for the three year period ended December 31, 2002.

Vancouver, Canada February 19, 2003.	Chartered Accountants